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Prospectus Supplement dated as of November 14, 2002           Rule 424(b)(3)
To Prospectus dated November 16, 2001                         File No. 333-67412


                                 $5,442,079,000
                          Verizon Global Funding Corp.
                     Zero Coupon Convertible Notes due 2021
            Supported as to Payment of Principal and Interest by and
                      Convertible into the Common Stock of
                           Verizon Communications Inc.

         This Prospectus Supplement dated as of November 14, 2002 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

         The section entitled, "Selling Securityholders," beginning on page 30 of the Prospectus is supplemented and amended to include the following additional selling securityholders who have provided us with notice and the requisite information as of November 13, 2002. To the extent that a selling securityholder listed below is already named in the Prospectus or any previous Prospectus Supplement, the information set forth below replaces that information.

                                                                                                        Percentage of
                                         Aggregate Principal    Percentage       Shares of Verizon        Verizon
                                        Amount at Maturity        of Notes        Communications       Communications
                                        of Notes that May Be    Outstanding      Common Stock that      Common Stock
                                              Sold ($)                             May Be Sold(1)      Outstanding(2)
Bay Street Insurance Company,
Ltd.                                             360,000             *                   2,855              *
DL&C Insurance Company, Limited                  175,000             *                   1,388              *
Jersey (IMA) LTD                               1,250,000             *                   9,914              *
JMG Triton Offshore FD LTD                    40,000,000             *                 317,272              *
Key-Royal Reinsurance
Company, Limited                                  80,000             *                     634              *
Liberty View Funds L.P.                        7,375,000             *                  58,497              *
Liberty View Global Volatility
Fund L.P.                                     10,125,000             *                  80,309              *
Salomon Smith Barney Inc.                      2,800,000             *                  22,209              *

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*     Less than one percent (1%).
(1) Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes and Support Obligations - Conversion Rights" in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, using 2,751,650,484 shares of common stock of Verizon Communications outstanding as of September 30, 2002. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock of Verizon Communications issuable upon conversion of all of the selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.